PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 31, 1998)



                                  $50,000,000

[GRAPHIC OMITTED]

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                  FIRST MORTGAGE BONDS, 6 1/2% SERIES DUE 2010



                               ----------------



     The New Bonds  offered  hereby (the  "Bonds") will mature on April 1, 2010,
and  not  payable   prior  to  maturity.   Interest  on  the  Bonds  is  payable
semi-annually on each April 1 and October 1, beginning October 1, 1998.

     The Bonds will be issued and registered only in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York ("DTC"), as registered owner of all the Bonds. Principal and interest payments on the Bonds will be made to DTC. Individual purchases will be made only in book-entry form (as described herein). Purchasers of such book-entry interests in the Bonds will not receive physical delivery of bond certificates and must maintain an account with a broker, dealer or bank that participates in DTC's book-entry system. See "Certain Terms of the Bonds -- Book-Entry System" herein.

                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS
        SUPPLEMENT  OR  THE  PROSPECTUS  TO  WHICH  IT  RELATES. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================
                                                               UNDERWRITING
                                              PRICE TO         DISCOUNTS AND      PROCEEDS TO
                                              PUBLIC(1)        COMMISSIONS(2)     COMPANY(3)
----------------------------------------------------------------------------------------------
Per Bond                                       99.344%             .675%            98.669%
----------------------------------------------------------------------------------------------
Total                                         $49,672,000        $337,500         $49,334,500
==============================================================================================

     (1)  Plus accrued interest if any, from April 28, 1998 to date of delivery.
     (2) For information regarding indemnification of the Undewriter, see "Underwriting."
     (3) Before deducting expenses payable by the Company estimated to be $150,000.

                                ----------------

     The Bonds are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Bonds are being offered by the Underwriter as set forth under "Underwriting" herein. It is expected that the Bonds will be delivered in book-entry form only, on or about April 28, 1998, through the facilities of DTC.

                               ----------------

                              SALOMON SMITH BARNEY

The date of this Prospectus Supplement is April 23, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS . SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              SUMMARY INFORMATION

     The information set forth below should be read in conjunction with, and is qualified in its entirety by, the detailed information contained in, and the financial statements incorporated by reference into, this Prospectus Supplement and the accompanying Prospectus.

                                 THE OFFERING

ISSUER...................   The   Empire   District    Electric   Company   (the
                            "Company"), a Kansas corporation.

SECURITIES OFFERED.......   $50,000,000  aggregate  principal  amount  of  First
                            Mortgage Bonds, 6 1/2% Series due 2010.

INTEREST PAYMENT DATES...   Semi-annually,  on  each  April  1  and  October  1,
                            beginning October 1, 1998.

USE OF PROCEEDS..........   To be added to the  Company's  general  funds  which
                            will be used to repay $23  million of the  Company's
                            First Mortgage Bonds, 5.70% Series due May 1, 1998 and to repay short-term indebtedness ($28 million at March 31, 1998), including indebtedness incurred in connection with the Company's construction program.

                      CERTAIN SUMMARY FINANCIAL INFORMATION

INCOME STATEMENT DATA:

                                                                                YEAR ENDED DECEMBER 31,
                                                  TWELVE MONTHS ENDED  -----------------------------------------
                                                       MARCH 31,
                                                          1998              1997          1996          1995
                                                          ----              ----          ----          ----
                                                                  (IN THOUSANDS EXCEPT RATIOS)

Operating Revenues .............................       $ 219,394         $ 215,311     $ 205,984     $ 192,838
Operating Income ...............................          41,949            40,962        36,652        33,151
Net Income .....................................          24,009            23,793        22,049        19,798
Ratio of Earnings to Fixed Charges (1) .........            3.02x             3.01x         3.11x         2.90x


CAPITALIZATION OF THE COMPANY AT DECEMBER 31, 1997:

                                                            ACTUAL                  AS ADJUSTED (2)
                                                  --------------------------   -------------------------
                                                     AMOUNT      PERCENTAGE       AMOUNT      PERCENTAGE
                                                     ------      ----------       ------      ----------
                                                            (ALL DOLLAR AMOUNTS IN THOUSANDS)
First Mortgage Bonds (including current maturi-
  ties) .......................................    $219,385          46.5%      $246,385         49.4%
Preferred Stock ...............................      32,902           7.0         32,902          6.6
Common Stock Equity ...........................     219,034          46.5        219,034         44.0
                                                   --------         -----       --------        -----
  Total Capitalization ........................    $471,320         100.0%      $498,320        100.0%
                                                   ========         =====       ========        =====

-----------
(1) For the purpose of computing this ratio, earnings consist of net income (including allowances for funds used during construction) plus current and deferred income taxes, deferred investment tax credits and fixed charges. Fixed charges consist of interest charges (before reduction for allowances for funds used during construction), amortization of debt expense and debt discount and premium, and the interest factor of rental expense.

(2) Adjusted to reflect the issuance of the Bonds and the repayment of $23 million of the Company's First Mortgage Bonds, 5.70% Series due May 1, 1998. See "Use of Proceeds."

                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the Bonds, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $49.2 million. The net proceeds from the offering will be added to the Company's general funds which will be used to repay $23 million of the Company's First Mortgage Bonds, 5.70% Series due May 1, 1998 and to repay short-term indebtedness, including indebtedness incurred in connection with the Company's construction program. At March 31, 1998, the Company had outstanding approximately $28 million of short-term indebtedness bearing interest at an average rate of 5.77% per annum. For further information with respect to the Company's capital requirements, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and other documents incorporated by reference.


                          CERTAIN TERMS OF THE BONDS

     The following information concerning the Bonds supplements and should be read in conjunction with the statements under "Description of the New Bonds" in the accompanying Prospectus.

GENERAL

     The Bonds will be issued as a new series of the Company's First Mortgage Bonds under the Mortgage (as defined in the accompanying Prospectus) as supplemented by the Twenty-Ninth Supplemental Indenture to be dated as of April 1, 1998.

     The Mortgage does not contain any covenant or other provision that specifically is intended to afford holders of Bonds special protection in the event of a highly leveraged transaction.

INTEREST AND MATURITY

     The Bonds will bear interest at the rate per annum shown on the cover page hereof, payable semi-annually on April 1 and October 1, beginning October 1, 1998. Interest will be paid to the person in whose name a Bond is registered at the close of business on the March 15 or September 15 next preceding each semi-annual interest payment date. The Bonds will mature April 1, 2010 and will be limited to a principal amount of $50,000,000.

REDEMPTION

     The Bonds are not subject to redemption prior to maturity. There is no sinking fund applicable to any outstanding series of bonds and the Twenty-Ninth Supplemental Indenture will not provide a sinking fund for the Bonds.

BOOK-ENTRY SYSTEM

     DTC will act as securities depository for the Bonds. The Bonds will be issued as fully registered securities registered in the name of Cede & Co.
(DTC's partnership nominee). One fully registered Bond (the "Global Bond") certificate will be issued for the Bonds, in the aggregate principal amount of $50,000,000, and will be deposited with DTC.

     The Company understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of

Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of each Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

     To facilitate subsequent transfers, all Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices, if any, will be sent to Cede & Co. If less than all of the Bonds are being redeemed, DTC'S practice is to determine by lot the amount of the Bonds of each Direct Participant to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Bonds. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the relevant record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Bonds will be made to DTC. DTC has advised the Company and the Principal Trustee (as defined in the accompanying Prospectus) that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Direct Participants with such payment in amounts proportionate to their respective beneficial interests in the Global Bond as shown on the records of DTC. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustees (as defined in the accompanying Prospectus) or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Principal Trustee; disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the
Beneficial   Owners  will  be  the   responsibility   of  Direct  and   Indirect
Participants.

     DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving reasonable notice to the Company or the Principal Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Bond certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Bond certificates will be printed and delivered.

     Beneficial Owners should consult with the Direct Participant or Indirect Participant from whom they purchased a book-entry interest to obtain information concerning the system maintained by such Direct Participant or Indirect Participant to record such interests, to make payments and to forward notices of redemption and other information.

     Neither the Company nor either Trustee has any responsibility or liability for any aspects of the records or notices relating to, or payments made on account of, book-entry interest ownership, or for maintaining, supervising or reviewing any records relating to that ownership.

                                 UNDERWRITING

     Subject to the terms and conditions of a purchase agreement (the "Purchase Agreement") between the Company and Salomon Brothers Inc (the "Underwriter"), the Underwriter has agreed to purchase and the Company has agreed to sell an aggregate of $50,000,000 principal amount of the Bonds.

     The Purchase Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The Underwriter will be obligated to purchase the entire principal amount of the Bonds if any of the Bonds are purchased.

     The Company has been advised by the Underwriter that it proposes initially to offer the Bonds to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Bonds. The Underwriter may allow and such dealers may reallow a concession not in excess of .25% of the principal amount of the Bonds to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriter may be required to make in respect thereof.

     In order to facilitate the offering of the Bonds, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the Underwriter may overallot in connection with the offering, creating a short position in the Bonds for its own account. In addition, to cover over-allotments or to stabilize the price of the Bonds, the Underwriter may bid for and purchase the Bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Bonds in the offering, if the syndicate repurchases previously distributed Bonds in transactions to cover syndicate short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

     There is at present no trading market for the Bonds. The Underwriter is not obligated to make a market in the Bonds, and the Company cannot predict whether a trading market for the Bonds will develop or, if developed, will be maintained. The Company does not intend to apply for listing of the Bonds on a national securities exchange.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Bonds are being passed upon by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson, Byrd, Richeson & Flaherty, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel, New York, New York, counsel for the Company. Certain legal matters are being passed upon for the Underwriter by Thompson Coburn, St. Louis, Missouri. Cahill Gordon & Reindel is relying as to matters of Kansas law upon the opinion of Anderson, Byrd, Richeson & Flaherty, as to matters of Missouri law (except as to matters relating to the approval of the Missouri Public Service Commission) upon the opinion of Spencer, Scott & Dwyer, P.C. and as to matters relating to the approval of the Missouri, Arkansas and Oklahoma public utility commissions upon the opinion of Brydon, Swearengen & England, Professional Corporation.

                                    EXPERTS

     The statements of law and legal conclusions made under "Description of the New Bonds--Security" in the accompanying Prospectus have been reviewed by Spencer, Scott & Dwyer, P.C. and are included in reliance upon the authority of that firm as experts. As of March 31, 1998, members of Spencer, Scott & Dwyer, P.C. held an aggregate of 6,725 shares of the Company's Common Stock.

     The audited financial statements and financial statement schedule of the Company incorporated in this Prospectus Supplement and the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

[GRAPHIC OMITTED]

                      THE EMPIRE DISTRICT ELECTRIC COMPANY

                                  COMMON STOCK
                              FIRST MORTGAGE BONDS
                                 PREFERRED STOCK

                                --------------
     The Empire District Electric Company (the "Company") intends from time to time to sell shares of its Common Stock, $1.00 par value (together with the attached Preference Share Purchase Rights) (the "New Common Stock"), and/or its Cumulative Preferred Stock, $10.00 par value (the "New Preferred Stock"), and/or its First Mortgage Bonds (the "New Bonds," and collectively with the New Common Stock and the New Preferred Stock, the "Securities"), in one or more series, each on terms to be determined at the time or times of sale. The aggregate offering price of the Common Stock, the principal amount of New Bonds and the par value of New Preferred Stock to be sold will not exceed $80,000,000. All specific terms of the offering and sale of the Securities, including (i) the specific number of shares of New Common Stock to be sold and their initial Public Offering price, (ii) Underwriting discounts and proceeds to the Company,
(iii) the specific number of shares, designation, issue price, rate and terms of payment of dividends and redemption provisions and sinking fund terms, if any, liquidation preferences or other special rights, if any, of the New Preferred Stock, (iv) the specific designation, aggregate principal amount, maturity, rate and terms of payment of interest, redemption provisions and sinking fund terms, if any, of the New Bonds and (v) other specific terms and any listing on a securities exchange of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement ("Prospectus Supplement"), together with the terms of offering of such Securities. The Securities will be offered as set forth under "Plan of Distribution".

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COM-
        MISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
            RACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 31, 1998.

                             AVAILABLE INFORMATION

     The Empire District Electric Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission which may be inspected and copied at the offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, and by accessing the Commission's Web site, http://www.sec.gov. Certain securities of the Company are listed on the New York Stock Exchange (the "NYSE") and reports, proxy statements and other information concerning the Company may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10009.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-3368).

     2. The description of the Company's Common Stock as set forth in the Company's Registration Statement on Form S-3 (File No. 33-37351) under the heading "Description of Common Stock".

     3. The description of the Company's Preference Stock Purchase Rights as set forth in the Company's Registration Statement on Form 8-A dated July 26, 1990 (File No. 1-3368), filed pursuant to Section 12(b) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to The Empire District Electric Company, P.O. Box 127, Joplin, Missouri 64802. Attention Vice President, Finance, (417) 625-5100.

                                   THE COMPANY

     The Company is a public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in Missouri, Kansas, Oklahoma and Arkansas. The Company also provides water service to three towns in Missouri. The executive offices of the Company are located at 602 Joplin Street, Joplin, Missouri 64801, and its telephone number is (417) 625-5100.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Securities will be used as described in the Prospectus Supplement by which such Securities are offered.

                                EARNINGS RATIOS

     The ratio of Earnings to Fixed Charges and the ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements for each of the periods indicated is as follows:

                                                                      TWELVE MONTHS ENDED
                                                                          DECEMBER 31,
                                                 --------------------------------------------------------------
                                                    1997         1996         1995         1994         1993
                                                    ----         ----         ----         ----         ----
Ratio of Earnings to Fixed Charges ...........      3.01x        3.11x        2.90x        3.16x        2.73x
Ratio of Earnings to Combined Fixed Charges
 and Preferred Dividend Requirements .........      2.50x        2.53x        2.36x        2.70x        2.63x

     The ratios for future periods will be included in the Company's Reports on Forms 10-K and 10-Q. Such Reports are incorporated by reference into this Prospectus at the time they are filed.

                     DESCRIPTION OF THE NEW PREFERRED STOCK

     The following description of the New Preferred Stock sets forth certain general terms and provisions of the Company's Restated Articles of Incorporation, as amended (the "Articles") applicable to any series of New Preferred Stock. The definitive terms of any such series of New Preferred Stock are set forth in the Prospectus as amended and supplemented by the Prospectus Supplement by which such series of New Preferred Stock is offered. The statements set forth below are summaries of the terms of the Articles and do not purport to be complete. These statements are qualified in their entirety by reference to the Articles.

GENERAL

     The Company is authorized to issue 5,000,000 shares of Cumulative Preferred Stock, par value $10.00 per share ("Cumulative Preferred Stock"), of which 390,180 shares of 5% Cumulative Preferred Stock, 400,000 shares of 4-3/4% Cumulative Preferred Stock and 2,500,000 shares of 8-1/8% Cumulative Preferred Stock are outstanding as of the date of this Prospectus. The New Preferred Stock may be issued in one or more series with the specific number of shares, designation, liquidation preferences, issue price, dividend rate, redemption provisions and sinking fund terms, voting or other special rights or any other specific term of the series to be determined by the Board of Directors without any further action by the stockholders of the Company.

     The New Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided for in a Prospectus Supplement relating to any particular series of New Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of New Preferred Stock offered thereby for specific terms, which may include one or more of the following: (i) the designation and number of shares offered; (ii) the liquidation preferences per share; (iii) the initial public offering price;
(iv) the dividend rate or rates, or the method of determining the dividend rate or rates; (v) the dates on which dividends will accrue; (vi) any redemption or sinking fund provision; (vii) voting or other special rights and (viii) any additional terms, preferences or rights.

DIVIDENDS

     The holders of each series of Cumulative Preferred Stock are, and the holders of the New Preferred Stock will be, entitled to receive, if and when declared by the Board of Directors out of funds legally available therefor, cumulative quarterly dividends at the rates per annum fixed for each series thereof, payable on March 1, June 1, September 1 and December 1 in each year, before any dividends may be paid on or set apart for the Company's common stock, $1.00 par value per share ("Common Stock") or the Company's preference stock, without par value ("Preference Stock"). Dividends on the New Preferred Stock will be cumulative from the date of issuance.

LIQUIDATION

     Provisions relating to the liquidation preference payable by the Company on each series of New Preferred Stock will be as set forth in the Prospectus Supplement by which such New Preferred Stock will be offered. If, upon any liquidation, dissolution or winding up, the assets distributable among the holders of the Cumulative Preferred Stock of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of the Company to be distributed shall be distributed among the holders of the Cumulative Preferred Stock of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A consolidation or merger of the Company or a sale or transfer of substantially all of its assets as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION PROVISIONS

     Any provisions relating to the optional redemption by the Company of each series of New Preferred Stock will be as set forth in the Prospectus Supplement by which such New Preferred Stock is to be offered.

     Any provisions relating to a sinking fund of any series of the New Preferred Stock will be as set forth in the Prospectus Supplement by which such New Preferred Stock is to be offered.

     There are no restrictions on the repurchase or redemption, including redemption for any sinking fund, of shares of the New Preferred Stock by the Company at prices not exceeding the redemption price thereof while there is an arrearage in the payment of dividends thereon.

VOTING RIGHTS

     The holders of New Preferred Stock shall not be entitled to vote except as follows:

       (a) In proceedings as to which their vote is mandatorily required by the then existing laws of the State of Kansas; or

       (b) If dividends payable on the outstanding Cumulative Preferred Stock shall be accumulated and unpaid in an amount equivalent to four (4) full quarterly dividends, the holders of such stock shall be entitled thereafter and until, but only until, all dividends in default shall have been paid, (i) voting for such purposes as a single class, at each succeeding annual meeting of stockholders, to elect the smallest number of directors necessary to constitute a majority of the Board of Directors, the remaining directors to be elected as usual by the holders of the Common Stock or of the Preference Stock as may be entitled to vote therefor; and (ii) to vote on all questions other than for the election of directors in such manner that the holders thereof shall have the vote per share of Cumulative Preferred Stock specified below; provided that if and when profits available for dividends are in excess of such accumulated and unpaid dividends, then the declaration and payment of such dividends shall not be unreasonably withheld; or

       (c) As set forth under "Restrictions on Corporate Action" below.

     On any matter on which holders of Cumulative Preferred Stock shall be entitled to vote, each share of Cumulative Preferred Stock entitled to vote shall entitle the holder thereof to that number of votes (including any fractional vote) determined by dividing the amount to which the share is entitled in the event of involuntary liquidation, dissolution or winding up of the Company (exclusive of accrued or accumulated and unpaid dividends) by $10.

RESTRICTIONS ON CORPORATE ACTION

     The Articles provide that the vote of the holders of Cumulative Preferred Stock having two-thirds of the total number of votes possessed by the holders of the then outstanding shares of Cumulative Preferred Stock will be required: (a) to authorize or issue any additional stock ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or assets; (b) to authorize additional shares of Cumulative Preferred Stock or to authorize or issue any obligation or security convertible into or evidencing the right to purchase shares of Cumulative Preferred Stock or any stock ranking prior to or on parity with the Cumulative Preferred Stock as to dividends or assets; (c) to issue additional Cumulative Preferred Stock or stock of equal rank unless the net income of the Company determined in accordance with generally accepted accounting practices, for a specified twelve-month period, shall have been at least twice the annual dividend requirements upon the entire amount of the Cumulative Preferred Stock and all stock ranking prior to or on a parity with the Cumulative Preferred Stock to be outstanding immediately after the proposed issue of such additional shares, and unless the net income of the Company available for interest and dividends for such twelve months, determined in accordance with generally accepted accounting practices to be available for the payment of interest, shall have been at least 1 1/2 times the sum of (i) the annual interest requirements on the Company's indebtedness to be outstanding immediately after the proposed issue of such additional shares and (ii) the annual dividend requirements on the entire amount of Cumulative Preferred Stock and all stock ranking prior to or on a parity with the Cumulative Preferred Stock to be outstanding immediately after the proposed issuance of such additional shares (provided that the approval of only a majority of the outstanding Cumulative Preferred Stock shall be required if only the net income available for interest and dividends test is not met) or (d) amend the Articles so as to affect adversely any of the preferences or other rights thereby given to the Cumulative Preferred Stock.

     The Articles provide that the vote of the holders of Cumulative Preferred Stock having a majority of the total number of votes possessed by the holders of the then outstanding shares of Cumulative Preferred Stock will be required to:
(a) effect a merger or consolidation with any other corporation, or sell the property of the Company as or substantially as an entirety (other than a mortgage of the Company's assets) or (b) create or issue any unsecured notes, debentures or other unsecured indebtedness, or assume any such unsecured securities, for purposes other than the refunding of outstanding unsecured securities theretofore issued or assumed by the Company, if immediately after such issue or assumption the total principal amount of all such unsecured securities issued or assumed by the Company and then outstanding would exceed 20% of the aggregate of (i) the total principal amount of all secured indebtedness issued or assumed by the Company and then outstanding plus (ii) the capital and surplus of the Company; provided that if such approval is sought at a meeting of holders of the Cumulative Preferred Stock the approval of only the holders of a majority of the Cumulative Preferred Stock represented at such meeting, and constituting a quorum, shall be required.

ARTICLES OF INCORPORATION

     The Articles require a vote of the holders of at least 80% of the outstanding shares of capital stock possessing full voting power for the election of directors, considered as one class ("Voting Shares"), in order for the Company to enter into a merger, consummate a sale of a substantial amount of assets or enter into certain other transactions (each a "Business Combination") with any beneficial holder (a "Substantial Stockholder") of 5% or more of the Company's outstanding Common Stock unless at least two-thirds of the Continuing Directors (generally those in office before the Substantial Stockholder became a Substantial Stockholder or directors elected by such Continuing Directors) approve the Business Combination, in which case a vote of the holders of a majority of the capital stock entitled to vote is required to approve the Business Combination. A majority vote of the holders of capital stock entitled to vote would also be sufficient if (i) the percentage premium over fair market value paid to each stockholder of any class of capital stock is at least as great as the ratio of (x) the highest price paid for such capital stock by the Substantial Stockholder in the previous two years to (y) the fair market value of such stock prior to the Substantial Stockholder's initial acquisition of stock within the previous two years, (ii) the per share consideration received by stockholders is at least as much as the greatest of: (a) the highest price paid by the Substantial Stockholder for stock of the same class, (b) the fair market value of the stock and (c) the book value of the stock, (iii) the consideration paid by the Substantial Stockholder to other stockholders is either cash or the same form used by the Substantial Stockholder in acquiring stock prior to the Business Combination, (iv) certain changes in the capitalization of the Company do not occur between the time the Substantial Stockholder acquires a 5% or greater interest and the consummation of the Business Combination and (v) the Substantial Stockholder delivers to the holders of all voting stock an information statement indicating the views of the Continuing Directors and, if requested by the Continuing Directors, containing the opinion of an investment banking firm on the fairness of the Business Combination.

     The affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Shares or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provision or to adopt a provision inconsistent therewith.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Each share of Common Stock currently is accompanied by one half of one Preference Stock Purchase Right ("Right"), which initially will be attached to and trade with such share. Each Right enables the holder to acquire one one-hundredth of a share of Series A Participating Preference Stock (or, under certain circumstances, other securities) at a price of $75 per one one-hundredth share, subject to adjustment. The Rights (other than those held by an acquiring person or group ("Acquiring Person")), which expire July 25, 2000, will be exercisable only if an Acquiring Person acquires 10% or more of the Company's Common Stock or announces an intention to make a tender offer or exchange offer which would result in the Acquiring Person owning 10% or more of the Common Stock. The Rights may be redeemed by the Company in whole, but not in part, for $0.01 per Right, prior to 10 days after the first public announcement of the acquisition of 10% or more of the Company's Common Stock by an Acquiring Person.

     In addition, upon the occurrence of a merger or other business combination, or an event of the type described in the preceding paragraph, holders of the Rights, other than an Acquiring Person, will be entitled, upon exercise of a Right, to receive either Common Stock of the Company or common stock of the Acquiring Person having a value equal to two times the exercise price of the Right. Any time after an Acquiring Person acquires 10% or more (but less than 50%) of the Company's outstanding Common Stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the Acquiring Person) for Common Stock of the Company on a one-for-two basis.

     Severance pay agreements (each a "Severance Pay Agreement") between the Company and certain officers and other employees, subject to the terms of the Change of Control Severance Pay Plan, and the First Amendment to the Change of Control Severance Pay Plan provide for certain payments to be made to any such employee if such employee is terminated in the event of the occurrence of certain changes of control of the Company. The amounts payable to a senior officer in such event will be equal to 36 months of base salary as in effect as of the date of termination plus three times the annual average incentive compensation paid to such senior officer during the prior three calendar years. Each Employee who is not a senior officer will receive the greater of 17 weeks' compensation or compensation for a number of weeks equal to two times the employee's number of full years of employment by the Company. In each case, such compensation shall be paid in a single payment if the involuntary termination occurs within three years after the change of control. In the event of a voluntary termination by an employee, during the period commencing twelve months after and ending eighteen months after the triggering change of control, the employee shall be entitled to receive the same amount as in the case of involuntary termination. However such payment will not take the form of a lump sum, but rather will be made in equal monthly installments for the period corresponding to the applicable multiple used in calculating the amount of the payment, ceasing when the employee becomes otherwise employed.

     The Company is subject to the provisions of Sections 17-12,100 to 12,104 of the Kansas General Corporation Code. In general, Section 17-12,101 prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless: (i) prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or (iii) on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 17-12,100 defines a "business combination" to include: (i) any merger or consolidation involving the corporation and an interested stockholder;
(ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;
(iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation. In addition, Section 17-12,100 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

MISCELLANEOUS

     None of the Cumulative Preferred Stock, including the New Preferred Stock, has any preemptive or conversion rights.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the New Preferred Stock will be Chemical Bank, New York, New York.

                          DESCRIPTION OF THE NEW BONDS

     The New Bonds will be issued as one or more new series under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944 ("Original Indenture"), between the Company and Harris Trust and Savings Bank ("Principal Trustee") and State Street Bank and Trust Company of Missouri, N.A., as Trustees ("Trustees"), as heretofore amended and supplemented and as to be supplemented by a supplemental indenture for each series of New Bonds, which Original Indenture as so amended and supplemented is herein called the "Mortgage." The statements herein concerning the New Bonds and the Mortgage are merely a summary and do not purport to be complete. These statements make use of terms defined in the Mortgage, which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part, and such statements are qualified in their entirety by reference to said documents.

     The definitive provisions of the New Bonds will not be determined until the time of sale and, accordingly, the provisions set forth below may be changed and new provisions may be added. The definitive terms of each series of New Bonds are set forth in the Prospectus as amended and supplemented by the Prospectus Supplement by which such New Bonds are offered.

GENERAL

     Each series of New Bonds will mature on the date or dates and bear interest, payable semi-annually, at the rate or rates set forth, or determined as set forth, in the Prospectus Supplement by which such series of New Bonds is offered.

     The Company has designated the principal office of Harris Trust and Savings Bank in the city of Chicago, Illinois, as its office or agency where principal, premium (if any), and interest on the New Bonds will be payable. Unless the Prospectus Supplement with respect to a series of New Bonds provides otherwise, interest on such series of New Bonds will be paid to the person in whose name such New Bond is registered at the close of business on the 15th day of the month preceding the interest payment date in respect thereof. The New Bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples thereof. The New Bonds will be transferable without any service or other charge by the Company or the Principal Trustee except stamp or other taxes and other governmental charges, if any. (Article I of the Supplemental Indenture relating to each series of New Bonds.)

SECURITY

     The New Bonds will rank pari passu, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the Mortgage. In the opinion of Spencer, Scott & Dwyer, P.C., counsel for the Company, the Mortgage constitutes a first mortgage lien on substantially all the fixed property and franchises owned by the Company, other than property specifically excepted, subject only to Permitted Encumbrances as defined in the Mortgage and, as to after-acquired property, to liens thereon existing or liens placed thereon at the time of acquisition for unpaid portions of the purchase price. The principal properties subject to the lien of the Mortgage are the electric properties owned by the Company. (Granting and Habendum Clauses and Sections 1.04 and 1.05 of the Mortgage.)

     The Mortgage contains restrictions on (1) the acquisition of property (other than electric equipment subject to chattel mortgages or similar liens) subject to a prior lien securing indebtedness exceeding 60% of the sum of (i) the fair value of the property and (ii) 166-2/3% of the amount of bonds issuable on the basis of property additions and (2) the issuance of bonds, withdrawal of cash or release of property on the basis of property additions subject to a prior lien and prior lien bonds. Indebtedness secured by a prior lien on property at the time of its acquisition may not be increased unless the evidences of such increases are pledged with the Principal Trustee. (Sections 1.05, 4.16., 4.18 and 4.20 of the Mortgage.)

ISSUANCE OF ADDITIONAL BONDS

     The Mortgage limits the aggregate principal amount of the bonds at any one time outstanding to $1,000,000,000. (Section 2.01 of the Mortgage as amended by the Fourteenth Supplemental Indenture.)

     Additional bonds may be issued under the Mortgage in a principal amount equal to (a) 60% of net property additions (as defined in the Mortgage) acquired or constructed subsequent to the date of the execution of the Original Indenture, (b) the principal amount of certain retired bonds or prior lien bonds and (c) the amount of deposited cash. (Article 3 of the Mortgage.)

     No bonds may be issued as provided in clauses (a) and (c) above, nor as provided in clause (b) above with certain exceptions, unless the net earnings of the Company (as defined in Section 1.06 of the Mortgage) are at least two times the annual interest on all bonds (including the bonds proposed to be issued) and indebtedness secured by a prior lien. (Article 3 of the Mortgage.) Net earnings are computed without deduction of (i) income and profits taxes (as defined in the Mortgage), (ii) expenses or provisions for interest on any indebtedness, or for any sinking or similar fund for retirement of indebtedness, or (iii) amortization of debt discount and expense. (Section 1.06 of the Mortgage.)

     Property additions must consist of property used or useful in the electric business acquired or constructed by the Company subsequent to the date of execution of the Original Indenture. (Section 1.05 of the Mortgage.)

     Cash deposited under clause (c) above may be withdrawn by the Company in an amount equal to the bonds issuable pursuant to clauses (a) and (b) above without regard to net earnings, or may be applied to the purchase or redemption of bonds of any series designated by the Company. (Sections 3.09, 3.10 and 8.11 of the Mortgage.)

REDEMPTION PROVISIONS

     Any provisions relating to the optional and mandatory redemption by the Company of each series of New Bonds will be as set forth in the Prospectus Supplement by which each such series is to be offered.

     Supplemental Indentures under which certain outstanding series of bonds were issued allow the holders of those bonds to require the Company to redeem them under certain circumstances. Provisions providing for mandatory redemption of any series of New Bonds upon demand by the holders thereof will be as set forth in the Prospectus Supplement by which each such series is to be offered.

     Sinking Fund provisions applicable to a series of New Bonds, if any, will be as set forth in the Prospectus Supplement by which such series of New Bonds is to be offered.

MAINTENANCE AND REPLACEMENT FUND

     The Mortgage does not provide for a Maintenance and Replacement Fund for any series of New Bonds.

DIVIDEND RESTRICTION

     So long as any of the New Bonds are outstanding, the Company will not declare or pay any dividends (other than dividends payable in shares of its Common Stock) or make any other distribution on, or purchase (other than with the proceeds of additional Common Stock financing) any shares of, its Common Stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after said date) would exceed the earned surplus (as defined) accumulated subsequent to August 31, 1944, or the date of succession in the event that another Company succeeds to the rights and liabilities of the Company by a merger or consolidation. (Section 4.11 of the Mortgage and Article IV of the Supplemental Indenture relating to such series of New Bonds.)

EVENTS OF DEFAULT

     The Mortgage provides generally that failure for 60 days to pay any interest due on any bonds issued thereunder; failure to pay when due the principal of any bonds issued under the Mortgage or the principal of or interest on any outstanding prior lien bonds; failure to perform or observe for 90 days after notice of such failure any other of the covenants, agreements or conditions of the Mortgage, indentures supplemental thereto or any of the bonds issued thereunder; and the occurrence of insolvency, bankruptcy, receivership or similar events, constitute defaults. (Section 9.01 of the Mortgage.)

     Upon the occurrence and continuation of a default, either of the Trustees, or the holders of not less than 25% in principal amount of the outstanding bonds may declare the bonds immediately due and payable, but the holders of a majority in principal amount of the bonds may annul such declaration and its consequences if such default has been cured. (Section 9.01 of the Mortgage.)

     The holders of not less than 75% in principal amount of the outstanding bonds (including not less than 60% in aggregate principal amount of bonds of each series) may waive any default under the Mortgage, except a default in payment of principal of, or premium or interest on, the bonds and a default arising from the creation of any lien prior to or on a parity with the lien of the Mortgage. (Section 9.21 of the Mortgage.)

     The Company is required to file with the Principal Trustee such information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Mortgage as may be required by the rules and regulations of the Securities and Exchange Commission. No periodic evidence is required to be furnished, however, as to the absence of default. (Article 9 of the Mortgage.)

MODIFICATION OF THE MORTGAGE

     The Mortgage and the rights of bondholders may be modified with the consent (in writing or given at a meeting of bondholders) of the holders of not less than 60% in principal amount of the bonds then outstanding or, in the event that all series are not so affected, of not less than 60% in principal amount of the outstanding bonds of all series which may be affected by any such modification voting together. Without the consent of the holder of each bond affected, the bondholders have no power to (a) extend the time of payment of the principal of or interest on any bonds, (b) reduce the principal amount thereof or the rate of interest thereon or otherwise modify the terms of payment of principal or interest, (c) permit the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the Mortgaged Property, (d) deprive any non-assenting bondholder of a lien upon the

Mortgaged Property for the security of such bondholder's bonds or (e) reduce the percentage of bondholders authorized to take such action. Such prohibition against modification does not prevent abolition of or changes in any sinking or other fund. (Article 15 of the Mortgage, as amended by the Twenty-Fourth Supplemental Indenture.)

CONCERNING THE TRUSTEES

     The Company maintains a line of credit with the Principal Trustee and has other banking and trust relationships with each of the Trustees.

     The Mortgage provides that the holders of a majority in principal amount of the outstanding bonds will have the right to require the Trustees to take certain action on behalf of the bondholders but under certain circumstances the Trustees may decline to follow such directions or to exercise certain of their powers. Prior to taking such action the Trustees are entitled to indemnity satisfactory to the Trustees against costs, expenses and liabilities that may be incurred in the course of such action. This right does not, however, impair the absolute right of any bondholder to enforce payment of the principal of and interest on his bond when due. (Sections 9.16 and 9.17 of the Mortgage.)

                             PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or
(iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

     If underwriters are used in the sale of the Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     Securities also may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If underwriters are used in any sale of the New Common Stock, the purchase agreement in connection with such sale may provide for an option on the part of the underwriters to purchase additional shares of such New Common Stock within thirty days of the execution of said purchase agreement, which option may be exercised solely to cover overallotments. Any such overallotment option will be disclosed in the Prospectus Supplement in connection with the New Common Stock offered thereby.

     If so indicated in a Prospectus Supplement with respect to the New Bonds, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such New Bonds from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggre-
gate amount of the New Bonds sold pursuant to the Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The Contracts will not be subject to any conditions except (i) the purchase by an institution of the New Bonds covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the New Bonds are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the New Bonds less the amount thereof covered by the Contracts. The underwriters will not have any responsibility in respect of the validity or performance of the Contracts.

     If dealers are utilized in the sale of any Securities, the Company will sell such Securities to the dealers, as principal. Any dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to such Securities being offered thereby.

     It has not been determined whether the New Preferred Stock or the New Bonds will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the Securities. The Company cannot predict the activity of trading in, or liquidity of, the New Preferred Stock or the New Bonds. The New Common Stock will be listed on the New York Stock Exchange.

     Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents, or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, the Company or its affiliates in the ordinary course of business.

                                LEGAL OPINIONS

     Certain legal matters in connection with the Securities are being passed upon by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson, Byrd, Richeson & Flaherty, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel, New York, New York counsel for the Company. Certain legal matters are being passed upon for the underwriters by Thompson Coburn, St. Louis Missouri. Cahill Gordon & Reindel is relying as to the matters of Kansas law upon the opinion of Anderson, Byrd, Richeson & Flaherty, as to matters of Missouri law (except as to matters relating to the approval of the Missouri, Arkansas and Oklahoma public utility commissions) upon the opinion of Spencer, Scott & Dwyer, P.C and as to matters relating to the approval of the Missouri, Arkansas and Oklahoma public utility commissions upon the opinion of Brydon, Swearengen & England, Professional Corporation.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 and the financial statement schedule included in the Registration Statement have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

==========================================================                      =================================================

   NO  DEALER,  SALESMAN,  OR ANY  OTHER  PERSON  HAS BEEN
AUTHORIZED  TO  GIVE  ANY   INFORMATION  OR  TO  MAKE  ANY                                          $50,000,000
REPRESENTATIONS   OTHER  THAN  THOSE   CONTAINED  IN  THIS
PROSPECTUS SUPPLEMENT AND IN THE  ACCOMPANYING  PROSPECTUS
IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GI-                                     THE EMPIRE DISTRICT
VEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS  MUST NOT                                        ELECTRIC COMPANY
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR
THE  UNDERWRITER.   THIS  PROSPECTUS  SUPPLEMENT  AND  THE
ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES  OTHER
THAN THE BONDS, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION  OF AN OFFER TO BUY ANY OF THE BONDS TO ANY
PERSON IN ANY  JURISDICTION TO WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION IN SUCH  JURISDICTION.  NEITHER                                     FIRST MORTGAGE BONDS,
THE  DELIVERY  OF  THIS  PROSPECTUS   SUPPLEMENT  AND  THE                                      6 1/2% SERIES DUE 2010
ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE                                       [GRAPHIC OMITTED]
HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF.

               -----------------------------

                     TABLE OF CONTENTS

                                                      PAGE
                                                     -----
                    PROSPECTUS SUPPLEMENT

Summary Information ............................      S-2                                           -----------

Use of Proceeds ................................      S-3                                      PROSPECTUS SUPPLEMENT

Certain Terms of the Bonds .....................      S-3                                       DATED APRIL 23, 1998

Underwriting ...................................      S-5                                           ------------

Legal Matters ..................................      S-5

Experts ........................................      S-6

                           PROSPECTUS

Available Information ..........................      2

Incorporation of Certain Documents
   by Reference ................................      2

The Company ....................................      2

Use of Proceeds ................................      2

Earnings Ratios ................................      3

Description of the New Preferred Stock .........      3

Description of the New Bonds ...................      7                                         SALOMON SMITH BARNEY

Plan of Distribution ...........................     10

Legal Opinions .................................     11

Experts ........................................     11

==========================================================                      =================================================